UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2006

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-84976
(Commission File Number)

98-0358040
(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

Inapplicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

We have appointed Jeff Kinsella as our Chief Financial Officer, effective February 9, 2006.

Mr. Kinsella, has an extensive background working with start-up and early stage companies. Most recently, as Manager of Business Growth Services for the Sarnia-Lambton Economic Partnership, he has focused on providing strategic planning and fundraising assistance to emerging companies in a wide range of industries and is currently arranging financing for a project that is designed to be Canada’s largest demonstration of hydrogen fuel technologies. Prior to this, as founding Executive Director for the

London Venture Group, he provided advisory assistance to several companies that successfully raised over $12 million in seed stage and angel investment over a two year period. Previous to this position he was the business counselor at the London Community Small Business Centre, Canada’s longest running and most successful business incubator, and held the position of Director of International Marketing and Sales for LH Resource Management Inc, a manufacturer of large scale environmental and farm machinery. Prior to returning to the University of Western Ontario, where he received his MBA from the Ivey School of Business, Mr. Kinsella owned and operated several successful retail and serviced based enterprises.

There are no family relationships between Mr. Kinsella and any of our directors or executive officers.

There have been and are no transactions between us and Mr. Kinsella other than his appointment as our Chief Financial Officer, and his related compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

/s/ Barry Lamperd Barry Lamperd President Date: February 15, 2006